EXHIBIT 99

 STRYKER REPORTS 16% SALES GROWTH, 12.5% ADJUSTED DILUTED NET EARNINGS PER SHARE GROWTH FOR QUARTER ENDED JUNE 30, 2011

Kalamazoo, Michigan - July 19, 2011 - Stryker Corporation (NYSE:SYK) reported operating results for the quarter ended June 30, 2011 as follows:

Second Quarter Highlights

•	Net sales increased 11.9% on a constant currency basis (16.3% as reported) to $2.05 billion
•	Sales of Reconstructive products increased 1.8% on a constant currency basis (7.4% increase as reported)
•	Sales of MedSurg products increased 11.9% on a constant currency basis (15.0% as reported)
•	Sales of Neurotechnology and Spine products increased 49.0% on a constant currency basis (52.6% as reported)
•	Adjusted net earnings increased 10.4% from $319 million to $352 million and adjusted diluted net earnings per share increased 12.5% from $0.80 to $0.90
•	Reported net earnings decreased 3.1% from $319 million to $309 million and reported diluted net earnings per share decreased 1.3% from $0.80 to $0.79

"Our second quarter results validate the strength of our diverse sales footprint, enabling us to deliver on our commitments despite ongoing macro-economic challenges," commented Stephen P. MacMillan, Chairman, President and Chief Executive Officer. "We are excited about our ability to leverage the breadth of our product offering through continued investments in R&D coupled with selective acquisitions, share repurchases and dividends in order to maximize shareholder value."

Sales Analysis

Net sales were $2.05 billion for the second quarter of 2011, representing a 16.3% increase over net sales of $1.76 billion for the second quarter of 2010.  Net sales grew by 7.2% due to increased unit volume and changes in product mix, 6.2% as a result of acquisitions, and 4.4% due to the favorable impact of foreign currency exchange rates on net sales, which were partially offset by an unfavorable impact of 1.5% due to changes in price.

Worldwide sales of Reconstructive products were $916 million for the second quarter of 2011, representing an increase of 7.4%.  On a constant currency basis, sales of Reconstructive products increased 1.8% in the second quarter of 2011, as higher shipments of hip and trauma and extremities implant systems were offset by lower shipments of knee and other implant systems.

Worldwide sales of MedSurg products were $773 million for the second quarter of 2011, representing an increase of 15.0%.  On a constant currency basis, sales of MedSurg products increased 11.9% in the second quarter of 2011, based on higher shipments of surgical equipment and surgical navigation systems, endoscopic and communications systems and patient handling and emergency medical equipment as well as sales growth through acquisitions.  Excluding the impact of acquisitions, worldwide sales of MedSurg products increased 10.0% on a constant currency basis in the second quarter of 2011.

Worldwide sales of Neurotechnology and Spine products were $356 million for the second quarter of 2011, representing an increase of 52.6%.  On a constant currency basis, sales of Neurotechnology and Spine products increased 49.0% in the second quarter of 2011, primarily due to sales growth through acquisitions as well as higher shipments of neurotechnology products.  Excluding the impact of acquisitions, sales of Neurotechnology and Spine products increased 7.4% on a constant currency basis in the second quarter of 2011.

Earnings Analysis

Net earnings for the second quarter of 2011 included acquisition and integration-related charges of $43 million (net of income tax benefits) as a result of the acquisitions of the Neurovascular and Orthovita businesses. These charges included transaction costs, integration-related costs and additional cost of sales for inventory sold in the second quarter that was stepped up to fair value. These charges reduced the reported gross profit margin from 67.8% to 65.2% and the reported operating income margin from 22.7% to 19.6%.

Excluding the impacts of the acquisition and integration-related charges, adjusted net earnings for the second quarter of 2011 of $352 million increased 10.4% over net earnings of $319 million for the second quarter of 2010.  Adjusted diluted net earnings per share for the second quarter of 2011 of $0.90 increased 12.5% over diluted net earnings per share of $0.80 for the second quarter of 2010.

Reconciliations of net earnings to adjusted net earnings and diluted net earnings per share to adjusted diluted net earnings per share have been included at the end of this press release.

Net earnings for the second quarter of 2011 of $309 million decreased 3.1% from net earnings of $319 million for the second quarter of 2010.  Diluted net earnings per share for the second quarter of 2011 of $0.79 decreased 1.3% from diluted net earnings per share of $0.80 for the second quarter of 2010.

2011 Outlook

The financial forecast for 2011 includes a constant currency net sales increase of 11-13% as a result of growth in shipments of Reconstructive products, MedSurg products and Neurotechnology and Spine products as well as sales growth through acquisitions.  If foreign currency exchange rates hold near current levels, the Company anticipates net sales will be favorably impacted by approximately 2.5-3.5% in the third quarter of 2011 and by approximately 2.0 to 3.0% for the full year of 2011.  Excluding the expected impact from foreign currency as well as acquisitions, sales growth is projected to be 5-7% for the full year of 2011.

The Company continues to project that adjusted diluted net earnings per share for 2011 will be in the range of $3.65 to $3.73, an increase of 10% to 12% over adjusted diluted net earnings per share of $3.33 in 2010.  In 2011, the Company anticipates acquisition and integration-related charges of approximately $0.33 to $0.35 per share (net of income tax benefits), including transaction costs, integration-related charges and additional cost of sales for inventory sold that was stepped-up to fair value, as a result of the acquisitions of the Neurovascular and Orthovita businesses. This increase from the previously communicated range of $0.28 to $0.30 is a result of the closing of the Orthovita, Inc. and Memometal Technologies S.A. acquisitions.

Conference Call

As previously announced the Company will host a conference call for financial analysts at 4:30 p.m., Eastern Time, today to discuss the Company's operating results for the quarter ended June 30, 2011 and provide an operational update.

To participate in the conference call dial 800-884-5695 (domestic) or 617-786-2960 (international) and enter the participant passcode 85106109. A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.

A recording of the call will also be available from 7:30 p.m., Eastern Time, on Tuesday, July 19, 2011, until 7:30 p.m. on Tuesday, July 26, 2011. To hear this recording, dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter the passcode 50212441.

Forward Looking Statements

Certain statements made in the presentation may contain information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause the Company's actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company's products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company's products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; resolution of tax audits; changes in financial markets; changes in the competitive environment; and the Company's ability to integrate acquisitions. Additional information concerning these and other factors are contained in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

STRYKER CORPORATION
For the Three Month and Six Month Periods Ended June 30, 2011
(Unaudited - In Millions Except Per Share Amounts)

CONDENSED STATEMENTS OF EARNINGS	Second Quarter			Six Months
	2011	2010	% Change	2011	2010	% Change

Net sales	$ 2,045.5	$ 1,758.2	16.3	$ 4,060.7	$ 3,557.3	14.2
Cost of sales	712.8	539.3	32.2	1,401.7	1,120.7	25.1

GROSS PROFIT	1,332.7	1,218.9	9.3	2,659.0	2,436.6	9.1
% of Sales	65.2	69.3		65.5	68.5

Research, development and
engineering expenses	114.5	94.6	21.0	225.4	184.6	22.1
Selling, general and
administrative expenses	785.8	661.8	18.7	1,551.0	1,329.6	16.7
Intangibles amortization	32.1	14.4	122.9	58.8	27.9	110.8

	932.4	770.8	21.0	1,835.2	1,542.1	19.0

OPERATING INCOME	400.3	448.1	(10.7)	823.8	894.5	(7.9)
% of Sales	19.6	25.5		20.3	25.1

Other income (expense)	9.7	(5.5)	--	(2.0)	(6.1)	(67.2)

EARNINGS BEFORE INCOME TAXES	410.0	442.6	(7.4)	821.8	888.4	(7.5)

Income taxes	100.9	123.6	(18.4)	205.3	247.7	(17.1)

NET EARNINGS	$ 309.1	$ 319.0	(3.1)	$ 616.5	$ 640.7	(3.8)

Net earnings per share
Basic	$ 0.80	$ 0.80	0.0	$ 1.58	$ 1.61	(1.9)
Diluted net earnings per share	$ 0.79	$ 0.80	(1.3)	$ 1.57	$ 1.60	(1.9)

Average Shares Outstanding
Basic	388.2	396.9		389.1	397.0
Diluted	392.0	399.2		393.1	399.7

RECONCILIATION OF REPORTED NET EARNINGS TO ADJUSTED NET EARNINGS

	Second Quarter			Six Months
	2011	2010	% Change	2011	2010	% Change
NET EARNINGS
Reported net earnings	$ 309.1	$ 319.0	(3.1)	$ 616.5	$ 640.7	(3.8)
Acquisition and integration-related charges, net of tax: (a)
Cost of sales - inventory step-up	36.8	--	--	73.3	--	--
Selling, general and administrative expenses -
acquisition and integration-related charges	6.4	--	--	15.9	--	--
Adjusted net earnings	$ 352.3	$ 319.0	10.4	$ 705.7	$ 640.7	10.1

DILUTED NET EARNINGS PER SHARE
Reported diluted net earnings per share	$ 0.79	$ 0.80	(1.3)	$ 1.57	$ 1.60	(1.9)
Acquisition and integration-related charges, net of tax: (a)
Cost of sales - inventory step-up	0.09	--	--	0.19	--	--
Selling, general and administrative expenses -
acquisition and integration-related charges	0.02	--	--	0.04	--	--
Adjusted diluted net earnings per share	$ 0.90	$ 0.80	12.5	$ 1.80	$ 1.60	12.5

(a) The Company completed the acquisition of the assets of the Neurovascular division of Boston Scientific Corporation and all outstanding shares of common stock of Orthovita, Inc. on January 3, 2011 and June 27, 2011, respectively, and has incurred certain acquisition and integration-related charges during the second quarter and first six months of 2011.

STRYKER CORPORATION
For the Three Month and Six Month Periods Ended June 30, 2011
(Unaudited - In Millions)

CONDENSED SALES ANALYSIS
	Second Quarter				Six Months
			% Change				% Change
				Constant				Constant
	2011	2010	Reported	Currency	2011	2010	Reported	Currency
Geographic Sales :
Domestic	$ 1,284.3	$ 1,160.4	10.7	10.7	$ 2,563.4	$ 2,333.4	9.9	9.9
International	761.2	597.8	27.3	14.3	1,497.3	1,223.9	22.3	13.5

NET SALES	$ 2,045.5	$ 1,758.2	16.3	11.9	$ 4,060.7	$ 3,557.3	14.2	11.1

Worldwide Product Sales :
Reconstructive	$ 916.3	$ 852.8	7.4	1.8	$ 1,827.4	$ 1,747.2	4.6	0.8
MedSurg	772.8	671.9	15.0	11.9	1,536.6	1,347.1	14.1	11.9
Neurotechnology and Spine	356.4	233.5	52.6	49.0	696.7	463.0	50.5	48.0

NET SALES	$ 2,045.5	$ 1,758.2	16.3	11.9	$ 4,060.7	$ 3,557.3	14.2	11.1

	Second Quarter
			% Change
					U.S.	International
SUPPLEMENTAL PRODUCT SALES & SALES GROWTH ANALYSIS				Constant			Constant
	2011	2010	Reported	Currency	Reported	Reported	Currency

Reconstructive sales:
Hips	$ 312.4	$ 282.0	11	4	4	18	4
Knees	328.5	317.2	4	(1)	(2)	14	1
Trauma and Extremities	219.3	197.1	11	4	4	17	4
Total Reconstructive	916.3	852.8	7	2	1	16	3

MedSurg sales:
Surgical equipment and surgical navigation systems	289.1	265.8	9	5	8	12	(1)
Endoscopic and communications systems	263.4	239.2	10	7	5	24	11
Patient handling and emergency medical equipment	179.6	128.9	39	37	47	12	2
Total MedSurg	772.8	671.9	15	12	14	17	4

Neurotechnology and Spine sales:
Spine	169.0	157.2	8	4	4	16	4
Neurotechnology	187.4	76.3	146	142	74	362	346
Total Neurotechnology and Spine	356.4	233.5	53	49	28	119	105

	Six Months
			% Change
					U.S.	International
				Constant			Constant
	2011	2010	Reported	Currency	Reported	Reported	Currency

Reconstructive sales:
Hips	$ 614.4	$ 570.4	8	3	2	14	4
Knees	663.8	654.6	1	(1)	(2)	8	(1)
Trauma and Extremities	441.9	411.7	7	3	6	9	1
Total Reconstructive	1,827.4	1,747.2	5	1	0	10	1

MedSurg sales:
Surgical equipment and surgical navigation systems	574.0	517.4	11	8	9	15	6
Endoscopic and communications systems	531.5	473.2	12	10	9	20	11
Patient handling and emergency medical equipment	351.1	281.3	25	23	29	10	3
Total MedSurg	1,536.6	1,347.1	14	12	13	16	8

Neurotechnology and Spine sales:
Spine	330.6	314.6	5	3	2	14	5
Neurotechnology	366.1	148.4	147	144	80	346	334
Total Neurotechnology and Spine	696.7	463.0	51	48	28	111	101

STRYKER CORPORATION
(Unaudited - In Millions)

	June 30	December 31
CONDENSED BALANCE SHEETS	2011	2010

ASSETS

Cash and cash equivalents	$ 497.1	$ 1,757.6

Marketable securities	2,177.9	2,622.5

Accounts receivable (net)	1,348.2	1,251.9

Inventories	1,284.4	1,056.8

Other current assets	1,195.1	942.6

TOTAL CURRENT ASSETS	6,502.7	7,631.4

Property, plant and equipment (net)	886.0	798.3

Goodwill and other intangibles (net)	3,425.7	1,775.3

Other assets	782.0	690.1

TOTAL ASSETS	$ 11,596.4	$ 10,895.1

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities	$ 1,603.5	$ 1,605.0

Other liabilities	1,218.2	1,120.0

Long-term debt	996.7	996.5

Shareholders' equity	7,778.0	7,173.6

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$ 11,596.4	$ 10,895.1

STRYKER CORPORATION
For the Three Month and Six Month Periods Ended June 30, 2011
(Unaudited - In Millions)

	Second Quarter		Six Months
CONDENSED STATEMENTS OF CASH FLOWS	2011	2010	2011	2010

OPERATING ACTIVITIES

Net earnings	$ 309.1	$ 319.0	$ 616.5	$ 640.7

Depreciation	39.0	39.1	78.8	79.9

Amortization	81.7	59.5	156.8	117.9

Changes in working capital and other	(273.6)	(90.9)	(491.4)	(237.0)

NET CASH PROVIDED BY OPERATING ACTIVITIES	156.2	326.7	360.7	601.5

INVESTING ACTIVITIES

Acquisitions, net of cash acquired	(322.2)	(4.0)	(1,777.6)	(61.4)

Proceeds from sales of property, plant and equipment	6.6	0.2	66.6	0.2

Proceeds from sales of (purchases of) marketable securities, net	(13.2)	(655.4)	558.9	(1,172.3)

Purchases of property, plant and equipment	(50.7)	(37.4)	(105.4)	(68.5)

NET CASH USED IN INVESTING ACTIVITIES	(379.5)	(696.6)	(1,257.5)	(1,302.0)

FINANCING ACTIVITIES

Borrowings (repayments) of debt, net	(19.8)	(7.3)	(18.2)	999.0

Dividends paid	(69.8)	(59.5)	(140.2)	(119.2)

Repurchase and retirement of common stock	-	-	(250.1)	(111.1)

Other	68.5	51.7	(1.5)	114.2

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(21.1)	(15.1)	(410.0)	882.9

Effect of exchange rate changes on cash and cash equivalents	6.4	(32.3)	46.3	(55.9)

CHANGE IN CASH AND CASH EQUIVALENTS	$ (238.0)	$ (417.3)	$ (1,260.5)	$ 126.5

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269-385-2600